EXHIBIT 11


                    REXALL SUNDOWN, INC. AND SUBSIDIARIES
                   NET INCOME PER COMMON SHARE CALCULATION
          FOR THE THREE AND NINE MONTHS ENDED MAY 31, 1996 AND 1995
(Adjusted to give retroactive effect to April 4, 1996 three-for-two stock split)


                                                                      Three Months Ended                   Nine Months Ended
                                                                            May 31,                              May 31,
                                                                ------------------------------       ------------------------------
                                                                    1996              1995               1996              1995
                                                                ------------      ------------       ------------      ------------
Net income                                                      $  6,133,930      $  1,932,456       $ 13,764,170      $  6,261,368
                                                                ============      ============       ============      ============


PRIMARY
- -------

Weighted average common shares outstanding(1)                     30,222,521        29,381,256         29,978,221        29,314,280
Common stock equivalents(2)                                          530,753           130,305            409,636           152,700
                                                                ------------      ------------       ------------      ------------

Primary weighted average common shares outstanding                30,753,274        29,511,561         30,387,857        29,466,980
                                                                ============      ============       ============      ============

Primary net income per common share                             $       0.20      $       0.06       $       0.45      $       0.21
                                                                ============      ============       ============      ============


FULLY DILUTED
- -------------

Weighted average common shares outstanding(1)                     30,222,521        29,381,256         29,978,221        29,314,280
Common stock equivalents(2)                                          539,601           130,305            454,860           154,386
                                                                ------------      ------------       ------------      ------------

Fully diluted weighted average common shares outstanding          30,762,122        29,511,561         30,433,081        29,468,666
                                                                ============      ============       ============      ============

Fully diluted net income per common share                       $       0.20      $       0.06       $       0.45      $       0.21
                                                                ============      ============       ============      ============

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(1) Represents weighted average common shares outstanding for the periods indicated.
(2) Common stock equivalents associated with stock options calculated pursuant to the treasury stock method.